UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 29, 2015 (May 22, 2015)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32997	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

909 Lake Carolyn Parkway, Suite 600

Irving, Texas 75039

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On May 22, 2015, Triad Hunter, LLC (“Seller”), a wholly-owned subsidiary of Magnum Hunter Resources Corporation (“Magnum Hunter”), entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Antero Resources Corporation, a Delaware corporation (“Purchaser”).  Pursuant to the Purchase and Sale Agreement, Seller agreed to sell, and Purchaser agreed to purchase, all of Seller’s right, title and interest in and to certain undeveloped and unproven leasehold acreage located in Tyler County, West Virginia (the “Properties”) for a specified base sales price per net leasehold acre (the “Base Sales Price”), subject to (i) adjustments to take into consideration the remaining primary terms of the underlying leases and payments required to extend the underlying leases to their maximum available primary terms (“Lease Term Expiration Adjustments”) and (ii) customary adjustments for any title defects (as defined in the Purchase and Sale Agreement).  The Properties consist of ownership interests in approximately 5,210 net leasehold acres limited to depths and formations below the top of the Rhinestreet formation (at a depth of 5,418 feet as seen by the Triad Hunter Spencer Unit 1112 pilot hole, API 47-095-02033-0100, Tyler County, West Virginia).

The Purchase and Sale Agreement contains customary representations, warranties, covenants and indemnities by the parties thereto. Pursuant to the Purchase and Sale Agreement, Purchaser has the right, prior to the closing and also after the closing up to the close of business on June 30, 2015, to assert any title defects with respect to the Properties. If Purchaser asserts any such title defects, Seller has the right (at its expense), on or before July 15, 2015, to cure or remove any or all such title defects asserted by Purchaser, following which cure or removal the affected Properties will be conveyed to Purchaser and Seller will receive consideration therefor equal to the Base Sales Price per net leasehold acre, subject to applicable Lease Term Expiration Adjustments.  If, after the closing, Purchaser asserts a title defect with respect to any Properties conveyed to Purchaser at the closing and Seller is unable to cure or remove those title defects by July 15, 2015, Purchaser has the right to re-convey those Properties back to Seller and Seller will then be obligated to return to Purchaser the purchase price received therefor.

The closing of the sale of the Properties, originally scheduled for May 28, 2015, is subject to the satisfaction of certain customary closing conditions and subject to delivery of a gas gathering agreement, in form and substance acceptable to Purchaser, executed by Eureka Hunter Pipeline, LLC, a company in which Magnum Hunter owns a substantial equity interest (the “Gas Gathering Agreement”), with respect to high pressure gathering services to be provided by Eureka Hunter Pipeline, LLC to Purchaser with respect to the Properties.  Purchaser and Eureka Hunter Pipeline, LLC have been actively negotiating the terms and conditions of the Gas Gathering Agreement.  Seller believes that Purchaser and Eureka Hunter Pipeline, LLC have agreed to substantially all of the terms and conditions of the Gas Gathering Agreement that would allow for a closing.  Seller anticipates that the closing of the sale of the Properties pursuant to the Purchase and Sale Agreement will occur as soon as practicable following the execution and delivery of the final Gas Gathering Agreement by Purchaser and Eureka Hunter Pipeline, LLC.  If the closing has not occurred by June 30, 2015, then either party may terminate the Purchase and Sale Agreement so long as the failure to close was not due to the terminating party’s default.

At closing, total consideration for the sale of the Properties is expected to be approximately $40.8 million, after Lease Term Expiration Adjustments but before adjustments for title defects asserted by Purchaser to date.  As stated above, pursuant to the Purchase and Sale Agreement, Seller has the right (at its expense), on or before July 15, 2015, to cure or remove any or all title defects asserted by Purchaser (whether asserted before or after the closing), following which cure or removal the affected Properties will be conveyed to Purchaser and Seller will receive consideration therefor equal to the Base Sales Price per net leasehold acre, subject to applicable Lease Term Expiration Adjustments. Seller anticipates that it will be able to cure or remove no later than July 15, 2015 certain of the title defects asserted by Purchaser to date that remain uncured. Accordingly, Seller anticipates that if the closing occurs, the total consideration for the sale of the Properties will be approximately $34.7 to $36.7 million, after Lease Term Expiration Adjustments and adjustments for title defects (assuming no additional title defects are asserted by Purchaser after the date of this Current Report on Form 8-K or, if so asserted, such title defects are cured or removed by Seller).

The foregoing description of the Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase and Sale Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

Amendment to First Lien Credit Agreement

As described in more detail below, Magnum Hunter has received an extension from the lenders under its First Lien Credit Agreement (as defined below) with respect to its obligation to raise, by May 29, 2015, $65 million of aggregate net cash proceeds from one or more of the issuance by Magnum Hunter of equity securities, permitted asset sales by Magnum Hunter or any Restricted Subsidiary (as defined in the First Lien Credit Agreement) or the entry into a joint venture by Magnum Hunter or any Restricted Subsidiary (including the receipt of any contemplated upfront payments therefrom).  The extension gives Magnum Hunter until June 19, 2015 to satisfy this obligation. Magnum Hunter believes it will be able to satisfy this obligation on or before June 19, 2015 through one or more of the potential liquidity enhancing transactions described below.

Background

As disclosed by Magnum Hunter in a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 20, 2015, on and effective as of April 17, 2015, Magnum Hunter entered into a Second Amendment to Credit Agreement and Limited Waiver (the “Second Amendment”), by and among Magnum Hunter, as borrower, Bank of Montreal, as administrative agent, and the several lenders and guarantors party thereto.  The Second Amendment amended Magnum Hunter’s Fourth Amended and Restated Credit Agreement dated as of October 22, 2014 (as amended, the “First Lien Credit Agreement”) to, among other things:

•                                          Extend the amount of time Magnum Hunter and its Restricted Subsidiaries may have accounts payable outstanding after the date of invoice from 90 days to 180 days for any day on or prior to May 29, 2015, after which date the restriction would revert back to 90 days; and

•                                          Condition Magnum Hunter’s ability to pay cash dividends on its three outstanding series of preferred stock for the month of May 2015, as a result of which Magnum Hunter would only be permitted to pay such dividends for the month of May 2015 if Magnum Hunter had received, by May 29, 2015, at least $65 million of aggregate net cash proceeds from one or more of the issuance by Magnum Hunter of equity securities, permitted asset sales by Magnum Hunter or any Restricted Subsidiary or the entry into a joint venture by Magnum Hunter or any Restricted Subsidiary (including the receipt of any contemplated upfront payments therefrom).

In addition, pursuant to the Second Amendment, the lenders agreed to waive (the “Limited Waiver”) (i) effective as of March 31, 2015, compliance with the current ratio and total secured net debt ratio covenants under the First Lien Credit Agreement for the fiscal quarter ended March 31, 2015 (which covenants, prior to the waiver, required a current ratio of not less than 0.75 to 1.0, and total secured net debt ratio of not more than 2.50 to 1.0, for such fiscal quarter) and (ii) any default or event of default that may have occurred as a result of non-compliance with the accounts payable aging limitation in effect prior to the effective date of the Second Amendment, as described above. Pursuant to the Second Amendment, the Limited Waiver was subject to Magnum Hunter having received, by May 29, 2015, at least $65 million of aggregate net cash proceeds from one or more of the issuance by Magnum Hunter of equity securities, permitted asset sales by Magnum Hunter or any Restricted Subsidiary or the entry into a joint venture by Magnum Hunter or any Restricted Subsidiary (including the receipt of upfront payments therefrom (such capital raising obligation of Magnum Hunter, the “Waiver Condition”).

Third Amendment to Credit Agreement and Limited Consent

On and effective as of May 28, 2015, Magnum Hunter entered into a Third Amendment to Credit Agreement and Limited Consent (the “Third Amendment”), by and among Magnum Hunter, as borrower, Bank of Montreal, as administrative agent, and the several lenders and guarantors party thereto.  The Third Amendment amended the First Lien Credit Agreement to:

•                                          Extend the amount of time Magnum Hunter and its Restricted Subsidiaries may have accounts payable outstanding after the date of invoice from 90 days to 180 days for any day on or prior to June 19, 2015 (rather than May 29, 2015, as provided in the Second Amendment), after which June 19, 2015 date the restriction will revert back to 90 days; and

•                                          Remove the condition, previously added by the Second Amendment, on Magnum Hunter’s ability to pay cash dividends on its three outstanding series of preferred stock for the month of May 2015, so that Magnum Hunter may pay such dividends as scheduled on June 1, 2015 without regard to such condition.

In addition, pursuant to the Third Amendment, the lenders agreed to extend the deadline for Magnum Hunter to satisfy the Waiver Condition from May 29, 2015 to June 19, 2015, which extension will also allow additional time to close the sale of the Properties pursuant to the Purchase and Sale Agreement.  The failure by Magnum Hunter to satisfy the Waiver Condition on or before the close of business on June 19, 2015 will constitute an event of default under the First Lien Credit Agreement.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Third Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Potential Liquidity Enhancing Transactions

As described in Magnum Hunter’s Annual Report on Form 10-K for the year ended December 31, 2014 and Magnum Hunter’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, Magnum Hunter continues to actively pursue certain potential liquidity enhancing transactions.  In addition to the sale of the Properties pursuant to the Purchase and Sale Agreement, these potential transactions include:

•                                          Entering into certain asset management agreements for the marketing by a third party of certain of Seller’s natural gas production whereby the third party also agrees to provide credit support to certain interstate pipeline companies in replacement of Magnum Hunter’s firm transportation letters of credit, resulting in the cancellation of the letters of credit and a corresponding increase in borrowing capacity under Magnum Hunter’s First Lien Credit Agreement;

•                                          Conducting sales of assets, including selling a portion of Magnum Hunter’s existing equity interest in Eureka Hunter Holdings, LLC;

•                                          Entering into a joint venture under which Magnum Hunter would sell or contribute all or a portion of its Utica Shale undeveloped leasehold acreage in Ohio to fund capital expenditures and provide working capital; and

•                                          Issuing common stock through At-the-Market offerings or otherwise.

In addition to the potential liquidity enhancing transactions described above, Magnum Hunter is also considering the following transactions:

•                                          The potential sale of an additional approximately 20,000 undeveloped net leasehold acres located in West Virginia and Ohio that are deemed to be non-core to Magnum Hunter’s current operations in this region; and

•                                          A potential joint venture or farm-out with a third party on certain undeveloped leasehold acreage (approximately 20,000 acres) located in Ritchie County, West Virginia.

Magnum Hunter cannot provide assurance as to whether or when it will be able to consummate these or other liquidity enhancing transactions, or, if any liquidity enhancing transactions are consummated, whether they will be on the terms contemplated or will provide Magnum Hunter with sufficient liquidity to meet its cash flow needs, maintain compliance with the financial and other covenants in Magnum Hunter’s debt agreements or satisfy the Waiver Condition.

Item 7.01                                           Regulation FD Disclosure.

On May 26, 2015, Magnum Hunter issued a press release announcing that Seller had entered into the Purchase and Sale Agreement with Purchaser.  A copy of the press release is furnished as part of this Current Report on Form 8-K as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall any of such information be deemed incorporated by reference into any registration statement or other filing of Magnum Hunter under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 8.01                                           Other Events.

On May 28, 2015, Rocky L. Duckworth, an independent director of Magnum Hunter and the Chairman of the Audit Committee of the Board of Directors (the “Board”) of Magnum Hunter, submitted his resignation from the Board effective May 31, 2015.  In connection with his resignation, Mr. Duckworth stated that he is resigning as a director because he has insufficient time for the requirements of the position, particularly as Chairman of the Audit Committee of the Board.  Although Mr. Duckworth is listed as a director nominee for re-election at Magnum Hunter’s 2015 annual meeting of common stockholders, to be held on June 12, 2015, as a result of his resignation, Mr. Duckworth will no longer stand for re-election.  The Governance Committee of the Board, with the assistance of senior management of Magnum Hunter, is actively searching for an independent director to replace Mr. Duckworth.  On the effective date of Mr. Duckworth’s resignation, Stephen C. Hurley, a current member of the Board and of the Audit Committee of the Board, will assume the duties of interim Chairman of the Audit Committee.

Item 9.01                                           Financial Statements and Exhibits.

Exhibit Number	Description
2.1*	Purchase and Sale Agreement, dated May 22, 2015, by and between Triad Hunter, LLC and Antero Resources Corporation.
10.1

Third Amendment to Credit Agreement and Limited Consent, dated May 28, 2015, by and among Magnum Hunter Resources Corporation, Bank of Montreal, as administrative agent, and the several lenders and guarantors party thereto.

99.1	Press Release of Magnum Hunter Resources Corporation, dated May 26, 2015.

*                                         Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted.  The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: May 29, 2015	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Purchase and Sale Agreement, dated May 22, 2015, by and between Triad Hunter, LLC and Antero Resources Corporation.
10.1

Third Amendment to Credit Agreement and Limited Consent, dated May 28, 2015, by and among Magnum Hunter Resources Corporation, Bank of Montreal, as administrative agent, and the several lenders and guarantors party thereto.

99.1	Press Release of Magnum Hunter Resources Corporation, dated May 26, 2015.

*                                         Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted.  The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.